                                                                    Exhibit 11.1


                       IFX CORPORATION AND SUBSIDIARIES
                   Computation of Earnings Per Common Share

                                          Year Ended June 30,
                                 -------------------------------------
                                    1998        1997          1996
                                 ----------  -----------  ------------

Earnings

 Net income (loss)               $3,366,700  $3,183,800   $(1,133,100)

 Deduct assumed dividends on
 Class A preferred stock                  -     (23,300)      (40,000)
                                 ----------  ----------   -----------

 Net income (loss) applicable
 to common stock                 $3,366,700  $3,160,500   $(1,173,100)
                                 ==========  ==========   ===========

Shares

 Weighted average number of
 common shares outstanding        6,246,545   6,616,893     6,744,236
                                 ==========  ==========   ===========
Earnings (loss) per
common share:

Net income (loss)                $      .54  $      .48   $      (.17)
                                 ==========  ==========   ===========


Note: Diluted earnings per share have not been presented because the effects are not material.